Exhibit 99.1

American Safety Insurance Holdings, Ltd.

Announces Record Date for Special Shareholders’ Meeting

Scheduled for August 26, 2013

Hamilton, BERMUDA (July 10, 2013) - American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that the Special General Meeting of Shareholders in connection with the proposed merger of the Company with Fairfax Bermuda Holdings Ltd. will be held at 9:00 a.m., local time, on Monday, August 26, 2013 at the Hyatt Regency Aruba, J.E. Irausquin Blvd #85, Palm Beach, Aruba, Dutch Caribbean. The Board of Directors set July 15, 2013 as the Record Date for the Special General Meeting, and holders of the Company’s common shares as of the close of business on the Record Date will be entitled to notice of and to vote at the Special General Meeting.

About Us:

For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd. and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Administrative Services, Inc.
Investor Relations	Media Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(770) 916-1908